EXHIBIT 10.2

WOLVERINE WORLD WIDE, INC.

OUTSIDE DIRECTORS' DEFERRED COMPENSATION PLAN

FOR BENEFITS ACCRUED BEGINNING JANUARY 1, 2005

ARTICLE 1

Establishment of Plan; Purposes of Plan

          1.1          Establishment of Plan. The Company hereby establishes the WOLVERINE WORLD WIDE, INC. OUTSIDE DIRECTORS' DEFERRED COMPENSATION PLAN FOR BENEFITS ACCRUED BEGINNING JANUARY 1, 2005 (the "Plan"), a supplemental nonqualified deferred compensation plan for the Outside Directors of the Company. The Plan continues the Outside Directors' Deferred Compensation Plan that went into effect April 17, 1996 (the "1996 Plan") and the Amended and Restated Plan effective February 15, 2002 (the "2002 Plan"). This document is separately drafted to comply for 2005 and subsequently accrued benefits with Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") and to preserve the grandfathered status of benefits accrued under the 1996 and 2002 plans prior to January 1, 2005. The Plan shall be an unfunded plan within the meaning of the Internal Revenue Code of 1986, as amended. It is intended that the Plan not cover employees and therefore not be subject to the Employee Retirement Income Security Act of 1974, as amended.

          1.2          Purposes of Plan. The purposes of the Plan are to attract and retain well qualified individuals for service as Outside Directors of the Company, to provide Outside Directors with the opportunity to increase their financial interest in the Company, and thereby increase their personal interest in the Company's continued success through the payment of retirement income to Outside Directors in amounts tied to the performance of the Company's Common Stock and payable in Common Stock, and to provide Outside Directors with the opportunity to accumulate supplemental assets for retirement through the deferral of all or a portion of Director's Fees payable to Outside Directors.

          1.3          Effective Date. The "Effective Date" of this Plan is January 1, 2005. No Common Stock shall be issued under the Plan prior to such stockholder approval. Each Plan provision applies until the effective date of an amendment of that provision.

          1.4          Number of Stock Units. Subject to adjustment as provided in Section 6.1 of the Plan, a maximum of 400,000 Stock Units (not including any adjustments occurring before the date of this amendment pursuant to Section 6.1), which are convertible into Common Stock at a one-to-one ratio upon distribution, together with 400,000 shares of Common Stock (not including any adjustments occurring before the date of this amendment pursuant to Section 6.1), shall be available for awards in the aggregate under the 1996 Plan, 2002 Plan and this Plan.

          1.5          Application to Former Participants. This Plan applies to former Participants who have accrued benefits under this Plan and controls, among other things, the timing, manner and form of any future distribution that is based on amounts deferred and reflected in the Account.

ARTICLE 2

Definitions

          2.1          Beneficiary. "Beneficiary" means the individual, trust or other entity designated by the Participant to receive any benefits to be distributed under the Plan after the Participant's death. A Participant may designate or change a Beneficiary by filing a signed designation with the Committee in a form approved by the Committee. The Participant's Will is not effective for this purpose. If a designation has not been properly completed and filed with the Committee or is ineffective for any other reason, the Beneficiary shall be the Participant's Surviving Spouse. If there is no effective designation and the Participant does not have a Surviving Spouse, the remaining benefits, if any, shall be distributed to the Participant's estate.

          2.2          Change in Control. "Change in Control" means:

          (a)          the acquisition by any person, or more than one person acting as a group (whether by merger, consolidation, purchase, reorganization or similar business transaction) (a "Person"), within the meaning of Code Section 409A and the regulations, including any "person" within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of more than 50% of either (i) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (ii) the total fair market value of the Company;

          (b)          acquisition by any Person during the 12-month period from and including the date of the most recent acquisition of 30% or more of ownership of the Outstanding Company Common Stock;

          (c)          a majority of individuals who constitute the Board (the "Incumbent Board") is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the directors prior to the date of the appointment or election provided that an individual who was initially elected as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board, shall be deemed not to have been a member of the Incumbent Board;

          (d)          the acquisition (other than by way of transfers to a related person) within the meaning of Code Section 409A, during any 12-month period ending on the date of the most recent acquisition by any Person of assets from the Company having a total gross fair market value at least equal to 40% of the total gross fair market value of all the assets of the Company immediately before the acquisition. Fair market value shall be determined without regard to liabilities associated with the assets.

          If a Participant is terminated as a Director prior to a Change in Control and Participant reasonably demonstrates that such termination was at the request of or in response to a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control (a "Third Party") who effectuates a Change in Control, then for all purposes of this Agreement, the date of a Change of Control shall mean the date immediately prior to the date of such termination.

          2.3          Committee. "Committee" means the Compensation Committee of the Board of Directors or such other committee as the Board of Directors shall designate to administer the Plan. The Committee shall consist of at least two members of the Board, and all of its members shall be "non-employee directors" as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended.

          2.4          Common Stock. "Common Stock" means the common stock, $1.00 par value per share, of Wolverine World Wide, Inc.

          2.5          Company. "Company" means Wolverine World Wide, Inc., a Delaware corporation.

          2.6          Director's Fee. "Director's Fee" means the amount of income payable to a Participant in cash for service as an Outside Director, including payments for attendance at meetings of the Board of Directors or meetings of committees of the Board of Directors, and any retainer fee paid to chairpersons of committees of the Board of Directors.

          2.7          Dividend Equivalent. "Dividend Equivalent" means a number of Stock Units equal to the number of shares of Common Stock (including fractions of a share) that have a Market Value equal to the amount of any cash dividends that would have been payable to a stockholder owning the number of shares of Common Stock represented by Stock Units credited to a Participant's Account on each dividend payment date.

          2.8          Equity Retainer. "Equity Retainer" means the amount of Stock Units contributed for a Participant by the Company for service as an Outside Director.

          2.9          Market Value. "Market Value" means the mean of the highest and lowest sale prices of shares of Common Stock on the New York Stock Exchange (or any successor exchange that is the primary stock exchange for trading of Common Stock) on the applicable date, or if the New York Stock Exchange (or any such successor) is closed on that date, the last preceding date on which the New York Stock Exchange (or any such successor) was open for trading and on which shares of Common Stock were traded.

          2.10          Outside Director. "Outside Director" means any individual who serves as a member of the Board of Directors of the Company and who is not an employee of the Company or any of its subsidiaries; provided, that the Committee may exclude any Outside Director from participating in the Plan at any time or from time to time pursuant to an individual agreement or arrangement with such Outside Director.

          2.11          Participant Account. "Participant Account" means the bookkeeping device used by the Company to measure and determine the amounts of deferred Director's Fee income, Equity Retainer, and Dividend Equivalents to be distributed to a Participant under the Plan.

          2.12          Participant. "Participant" means any individual who is participating in the Plan.

          2.13          Plan Year. "Plan Year" means the 12-month period beginning each January 1, except that the Plan Year for the year in which the Plan becomes effective shall commence on the effective date of the Plan and end on December 31 of such year.

          2.14          Spouse. "Spouse" means the husband or wife to whom the Participant is married on the date the benefit is scheduled to be distributed, or distribution is scheduled to begin. The legal existence of the spousal relationship shall be governed by the law of the state or other jurisdiction of domicile of the Participant.

          2.15          Stock Unit. "Stock Unit" means the device used by the Company to measure and determine the value of benefits to be distributed to a Participant under the Plan. One Stock Unit represents an amount of cash equal to the Market Value of one share of the Company's Common Stock on the applicable date.

          2.16          Surviving Spouse. "Surviving Spouse" means the Spouse of the Participant at the time of the Participant's death who survives the Participant. If the Participant and Spouse die under circumstances which prevent ascertainment of the order of their deaths, it shall be presumed for the Plan that the Participant survived the Spouse.

          2.17          Termination of Service. "Termination of Service" means the termination by a Participant of service as a director of the Company that constitutes a "separation from service" within the meaning of Code Section 409A for any reason.

ARTICLE 3

Administration

          3.1          Power and Authority. The Committee shall administer the Plan, shall have full power and authority to interpret the provisions of the Plan, and shall have full power and authority to supervise the administration of the Plan. All determinations, interpretations and selections made by the Committee regarding the Plan shall be final and conclusive. The Committee shall hold its meetings at such times and places as it deems advisable. Action may be taken by a written instrument signed by a majority of the members of the Committee, and any action so taken shall be fully as effective as if it had been taken at a meeting duly called and held. The Committee shall make such rules and regulations for the conduct of its business as it deems advisable. The members of the Committee shall not be paid any additional fees for their services.

          3.2          Delegation of Powers; Employment of Advisers. The Committee may delegate to any agent such duties and powers, both ministerial and discretionary, as it deems appropriate except those that may not be delegated by law or regulation. In administering the Plan, the Committee may employ attorneys, consultants, accountants or other persons, and the Company and the Committee shall be entitled to rely upon the advice, opinions or valuation of any such persons. All usual and reasonable expenses of the Committee shall be paid by the Company.

          3.3          Indemnification of Committee Members. Each person who is or shall have been a member of the Committee or to whom authority is or has been delegated shall be indemnified and held harmless by the Company from and against any cost, liability or expense imposed or incurred in connection with such person's or the Committee's taking or failing to take any action under the Plan. Each such person shall be justified in relying on information furnished in connection with the Plan's administration by any appropriate person or persons.

ARTICLE 4

Participation

          4.1          Eligibility to Participate. An Outside Director shall be eligible to become a Participant in the Plan on the first day of the individual's term as an Outside Director.

ARTICLE 5

Equity Retainer, Elective Deferrals of Director's Fees

          5.1          Equity Retainer. An Equity Retainer of Stock Units in an amount determined by the Company may be awarded by the Company for each Participant. For each amount awarded, the Participant's Account shall be credited with a number of Stock Units (including fractions of a Stock Unit) determined by dividing the dollar amount awarded by the Market Value of Common Stock on the date on which the award is effective.

          5.2          Elective Deferral of Director's Fees. A Participant may elect to defer payment of 25%, 50%, 75% or 100% of Director's Fees for a Plan Year. For each amount deferred, the Participant's Account shall be credited with a number of Stock Units (including fractions of a Stock Unit) determined by dividing the dollar amount deferred by the Market Value of Common Stock on the date on which the corresponding non-deferred portion of the Director's Fee is paid or would have been payable to the Participant if the Participant had not elected to defer payment of Director's Fees.

                    A new Participant may make an initial irrevocable election to defer Director's Fees during the first 30 days of eligibility to participate and such election shall apply only to Director's Fees earned following the date of the election. If a new Participant does not make an election during this 30-day period, the Participant may not make an election effective earlier than the beginning of the next Plan Year.

                    The election to defer Director's Fees shall be made by the Participant on a form provided for that purpose prior to the beginning of a Plan Year and shall become irrevocable for each Plan Year on December 31 of the prior Plan Year. An election shall continue to apply for subsequent Plan Years until modified by the Outside Director pursuant to the preceding sentence. In each case, the deferral shall be applicable to Director's Fees earned in each Plan Year. The Participant shall have no claim or right to payment or distribution of the amounts deferred and shall be limited solely to the rights and benefits conferred under the terms of the Plan. In no event shall an election to defer Director's Fees become effective sooner than the date of the written, irrevocable election.

          5.3          Participant Accounts. For bookkeeping purposes only, the Company shall maintain a separate Participant Account for each Participant. The Participant Account shall be maintained for and credited with Stock Units representing the value of the Participant's deferrals, Equity Retainers, and Dividend Equivalents on such Stock Units. The Company shall provide each Participant with a written account statement reflecting the number of Stock Units in the Participant's account at least annually. If the Participant does not object to the account within 60 days after receipt, the account shall be deemed final and binding on all parties.

          5.4          Timing of Deferrals. Stock Units (as the result of deferrals or Equity Retainers) shall be credited to the Participant's Account on each January 1, April 1, July 1, October 1 or such other dates on which the amounts are awarded or would have been payable to the Participant if the Participant had not made a deferral election.

          5.5          Vesting. The right to receive Common Stock (and cash in lieu of fractional shares) equal to the number of Stock Units credited to the Participant's Account, including Dividend Equivalents credited to the Participant's Account, is fully vested and shall not be subject to forfeiture for any reason.

          5.6          Event of Distribution. Upon Termination of Service or a Change in Control, a number of shares of Common Stock (and cash in lieu of fractional shares) equal to the number of Stock Units credited to the Participant shall be distributed at the times and in the manner specified in the Plan.

          5.7          Electing Time and Manner of Distribution. At the earlier of the time of an election to defer Director's Fees or, with respect to an Equity Retainer granted under the Plan, December 31 of the year preceding the year of grant, each Participant shall elect a manner of distribution.

          (a)          Manner of Distribution. The following manners of distribution may be elected by a Participant:

          (i)          Lump Sum. A single lump-sum distribution of all of the Common Stock (and cash in lieu of fractional shares) to be issued with respect to Stock Units under the Plan;

          (ii)          Installments. Distribution of all of the Common Stock (and cash in lieu of fractional shares) to be distributed with respect to Stock Units under the Plan in not more than 20 annual installments; or

          (iii)          Deferred Distribution. Distribution of the lump sum or installment distributions that are to be distributed following Termination of Service and commencing either (i) in January of the year following Termination of Service, or (ii) at such age selected by the Participant not to exceed age 70.

          (b)          Lump Sum Required. If, on the date of distribution, the Market Value of the Common Stock (and cash in lieu of fractional shares) to be distributed to a Participant does not exceed $5,000, the distribution shall occur as a lump-sum distribution under (a) above. If the Participant fails to make an election of a manner of distribution in the initial election, the Participant shall receive a lump-sum distribution. Notwithstanding any election by a Participant of a manner of distribution pursuant to (a), (b) or (c) of this Section, all Participants shall receive a lump-sum distribution upon an event of distribution resulting from a Change in Control.

          (c)          Changes. A Participant may not change his or her election of the time or manner of distribution except as provided below:

          (i)          Acceleration. A Participant may not accelerate the time of distribution except as provided in this paragraph. The Committee may permit distribution before it is scheduled in order to pay all taxes attributable to an amount to be included in income as a result of failure of the Plan to meet the requirements of Code Section 409A, a termination of the Plan (which complies with Section 7.2(b), or to meet the requirements of a QDRO.

          (ii)          Postponement/Change of Manner. A Participant may not change his or her election of the time or manner of distribution to postpone distribution unless the election is made at least 12 months prior to the original date set for distribution and the distribution will not begin until a date which is at least five years after the original date set for distribution. For this purpose, each installment shall be considered to be a separate payment.

          (d)          Transition Elections. To the extent permitted by the Committee, a Participant may modify his or her distribution election no later than December 31, 2008 in a manner that complies with IRS Notice 2007-86, such that (i) no payments that otherwise would be payable in 2008 are deferred to a later year, and (ii) no payments that otherwise would be payable in a later year become payable in 2008.

          5.8          Number of Shares to be Distributed. The Participant shall receive a number of shares of Common Stock (and cash in lieu of fractional shares) equal to the number of Stock Units in the Participant's Account plus Dividend Equivalents credited to the Participant's Account. The amount to be distributed shall be determined as follows:

          (a)          Lump Sum. For a lump-sum distribution, the Participant shall receive a one-time distribution of Common Stock (and cash in lieu of fractional shares) equal to the number of Stock Units in the Participant's Account plus Dividend Equivalents credited to the Participant's Account.

          (b)          Installments. If distribution is in installments, the initial amount to be distributed shall be a number of shares of Common Stock (and cash in lieu of fractional shares) equal to the number of Stock Units in the Participant's Account plus Dividend Equivalents credited to the Participant's Account divided by the number of installment distributions elected. The number of Stock Units credited to the Participant's Account shall be reduced by the number of Stock Units that were converted to Common Stock (and cash in lieu of fractional shares) and distributed to the Participant (or to any other person as contemplated by the Plan). Future installments shall be determined by dividing the remaining Stock Units credited to the Participant's Account, plus any additional Dividend Equivalents credited to the Participant's Account during the distribution period by the remaining number of annual installment distributions. Each such distribution shall result in a reduction of the amount of Stock Units credited to Participant's Account by an amount of Stock Units equal to the number of Stock Units that were either converted to Common Stock (and cash in lieu of fractional shares) and distributed to the Participant (or to any other person, as contemplated by the Plan).

          5.9          Form of Distribution. Distributions shall be made to the Participant or Beneficiary in Common Stock (and cash in lieu of fractional shares) directly by the Company. The Company shall not be relieved of its obligation and liability to distribute the benefits of the Plan, except to the extent distributions are actually made from any trust established by the Company for such purpose.

          5.10          Time of Distribution. A lump-sum distribution or an initial installment distribution shall be made within 30 days following the date of Termination of Service, unless such distributions are deferred pursuant to Section 5.7(a)(iii) or Section 5.7(c) of the Plan. Later installment distributions unless postponed under Section

5.7(c) shall be made on or before January 31 of each year thereafter until the total amount to be distributed under the Plan is distributed. A lump-sum distribution shall be made immediately upon the occurrence of a Change in Control.

          5.11          Death.

          (a)          Distribution to Beneficiary. If the Participant dies prior to distribution of all benefits due under the Plan, distribution of all remaining benefits shall be made to the Participant's Beneficiary. Distributions to a Beneficiary following a Participant's death shall be in the form elected by the Participant and shall be made or shall begin on the date specified in Section 5.10. At the time of the initial election, the Participant may designate a manner of distribution following the Participant's death which is different from the manner of distribution during the Participant's lifetime.

          (b)          Distribution to Estate. If distribution is to be made to the estate of a Participant, distribution shall be made in a lump sum within two and one-half months after the date of the Participant's death.

ARTICLE 6

General Provisions

          6.1          Adjustments. If the number of shares of Common Stock outstanding changes by reason of a stock dividend, stock split, recapitalization, merger, consolidation, combination, exchange of shares or any other change in the corporate structure or shares of the Company, the number of Stock Units credited to a Participant's Account shall be appropriately adjusted to reflect the number and kind of shares of common stock, other securities or other consideration that holders of common stock would receive by reason of the change in corporate structure.

          6.2          Amendment; Termination. The Company reserves the right to amend the Plan prospectively or retroactively, in whole or in part, or to terminate the Plan.

          (a)          Restrictions. A change or amendment may not be made more than once every six months. An amendment or termination may not reduce or revoke Stock Units accrued and the amounts represented by them promised to be distributed to Participants as of the later of the date of adoption of the amendment or the effective date of the amendment or termination.

          (b)          Termination Requirements. If the termination does not meet the requirements for acceleration of payment, the accounts of a Participant shall be administered and distributed under the otherwise applicable provisions of the Plan. A termination may not permit acceleration of distributions unless: the termination is within 12 months of a corporation dissolution taxed under Code Section 331 or with the approval of a Bankruptcy Court under Chapter 11 of the Bankruptcy Code; the termination is within 30 days preceding or 12 months following a Change of Control as defined in Article 10, or; all aggregated plans subject to Code Section 409A are terminated, payments are not made for a period of 12 months following the date of termination, all payments are completed within 24 months of the date of termination, and the employer shall not adopt a plan that would be aggregated with any terminated plan within five years of the date of termination. If a termination does not meet the requirements for acceleration of payments, the accounts of Participants shall be administered and distributed under the otherwise applicable provisions of the Plan. Upon termination of the Plan, the accounts of affected Participants shall be administered and distributed in accordance with the provisions of the Plan.

          6.3          Rights Not Assignable. Except for designation of a Beneficiary, Stock Units credited to Participants and amounts represented thereby promised under the Plan shall not be subject to assignment, conveyance, transfer, anticipation, pledge, alienation, sale, encumbrance or charge, whether voluntary or involuntary, by the Participant or any Beneficiary of the Participant, even if directed under a qualified domestic relations order or other divorce order. An interest in a Stock Unit or the amount represented thereby shall not provide collateral or security for a debt of a Participant or Beneficiary or be subject to garnishment, execution, assignment, levy or to another form of judicial or administrative process or to the claim of a creditor of a Participant or Beneficiary, through legal process or otherwise. Any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or to otherwise dispose of benefits, before actual receipt of the benefits, or a right to receive benefits, shall be void and shall not be recognized.

          6.4          Unsecured Creditor Status. A Participant shall be an unsecured general creditor of the Company as to the distribution of any benefit under the Plan. The right of any Participant or Beneficiary to receive a distribution promised in the Plan shall be no greater than the right of any other general, unsecured creditor of the Company.

          6.5          No Trust or Fiduciary Relationship. Nothing contained in the Plan shall be deemed to create a trust or fiduciary relationship of any kind for the benefit of any Participant or Beneficiary.

          6.6          Construction. The singular includes the plural, and the plural includes the singular, unless the context clearly indicates the contrary. Capitalized terms (except those at the beginning of a sentence or part of a heading) have the meaning specified in the Plan. If a capitalized term is not defined in the Plan, the term shall have the general, accepted meaning of the term.

          6.7          Disputes. In the event that a dispute arises regarding the eligibility to participate in the Plan or any other matter relating to Plan participation, such dispute shall be made to the Committee. The determination by the Committee with respect to such disputes shall be final and binding on all parties. In the event that a dispute arises regarding the amount of any benefit distribution under the Plan that is not related to Participant eligibility disputes, the Committee may appoint a qualified independent certified public accountant to determine the amount of distribution and such determination shall be final and binding on all parties. If the Participant involved in the dispute is a member of the Committee, such Participant shall not be involved in the Committee's decision.

          6.8          Unfunded Plan. This shall be an unfunded plan within the meaning of the Internal Revenue Code of 1986, as amended. Benefits provided in the Plan constitute only an unsecured contractual promise to distribute Common Stock (and cash in lieu of fractional shares) in accordance with the terms of the Plan by the Company.

          6.9          Self-Employment Taxes. To the extent that amounts distributed or deferred under the Plan are deemed to be net earnings from self-employment, each Outside Director shall be responsible for any taxes payable under federal, state or local law.

          6.10          Right of Company to Replace Directors. Neither the action of the Company in establishing the Plan, nor any provision of the Plan, shall be construed as giving any Outside Director the right to be retained as a director, or any right to any payment whatsoever except to the extent of the benefits provided for by the Plan. The Company expressly reserves the right at any time to replace or fail to renominate any Outside Director without any liability for any claim against the Company for any payment or distribution whatsoever except to the extent provided for in the Plan. The Company has no obligation to create any other or subsequent deferred compensation plan for directors.

          6.11          Governing Law; Severability. The Plan shall be construed, regulated and administered under the laws of the State of Michigan. If any provisions of the Plan shall be held invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the remaining provisions of the Plan, and the Plan shall be deemed to be modified to the least extent possible to make it valid and enforceable in its entirety.

          6.12          Trust Fund. The Company shall be responsible for the distribution of all benefits provided under the Plan. At its discretion, the Company may establish one or more trusts, with such trustees as the Board or the Committee may approve, for the purpose of providing for the distribution of such benefits. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Company's creditors. To the extent any benefits provided under the Plan are actually distributed from any such trust, the Company shall have no further obligation with respect thereto, but to the extent not so distributed, such benefits shall remain the obligation of, and shall be distributed by, the Company.